Annual Statement of Compliance

VIA: EMAIL

Structured Asset Securities Corporation II
745 Seventh Avenue
New York, NewYork 10019

Re: The Pooling and Servicing Agreement, dated as of March 13, 2006 (the “Agreement”), between Structured Asset Securities Corporation II as depositor (the “Depositor”), LaSalle Bank National Association as trustee (the “Trustee”), Wachovia Bank, National Association as master servicer (the “Master Servicer”) and CWCapital Asset Management LLC as special servicer (the “Special Servicer”), relating to LB-UBS Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C3.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President